Monthly Performance Report - August 2020 About AiPEX5 The AI Powered US Equity Indexes are the ;rst and only rules-based equity strategies to use

IBM Watson’s Arti;cial Intelligence (“AI”) capabilities to turn data into investment insight. HSBC and San Francisco based asset manager EquBot have developed the AI Powered US Equity Index 5 (“AiPEX5”), a risk controlled, excess return index. AiPEX5 is comprised of approximately 250 U.S. publicly traded companies, selected monthly based on a 3-step equity selection process that utilizes objective arti;cial intelligence techniques to dynamically select the underlying constituents. The investment process is intended to provide growth through a variety of market conditions. Index Return Summary: Historical & Simulated* Index Overview 2500 Website: aipex5.gbm.hsbc.com Bloomberg Ticker: AiPEX5 2000 Geographical Focus: United States Launch Date: 05/04/2020 1500 Type of Return: Excess Return Index Sponsor: EquBot, Inc. 1000 Index Calculation Agent: Solactive AG Index Fee: 0.85% per year 500 1.412004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Index Performance: Historical & Simulated* Top 10 Holdings: As of 31/08/2020 1 Month YTD 1.14% 1.02% TESLA INC AMAZON.COM INC 2.8% 1.7% Consumer Durables Retail Trade 1Y 3Y 5Y 3.26% 9.68% 24.28% DOCUSIGN INC MICROSOFT CORP APPLE INC 1.4% 1.3% 1.3% Technology Services Technology Services Electronic Technology 10Y 10Y Annualized Volatility 64.22% 4.94% ADVANCED MICRO DEVICES SQUARE INC - A 1.3% 1.2% Electronic Technology Technology Services 10Y Sharpe Ratio Cumulative Return 1.03 97.31% ALPHABET INC-CL A NETFLIX INC 1.0% 1.0% Technology Services Consumer Services TWILIO INC 1.0% Technology Services Annual Index Performance: Historical & Simulated* 3.3% -0.1% 3.7% 6.4% -4.7% 10.1% 7.1% -0.5% 4.0% 15.8% 4.8% -0.5% 4.6% 14.0% -2.1% 4.6% Source: Solactive, EquBot, HSBC, Bloomberg, from 04/30/2004 to 31/08/2020. The graph and tables above set forth the hypothetical back -tested performance of the Index from April 30, 2004 through August 9, 2019 and actual index performance thereafter. See the risk factors and “Use of Simulated Returns” herein. ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-223208 September 03, 2020

Monthly Performance Report - August 2020 Top 10 Sector Allocations Contributions to Return 0% 5% 10% 15% 20% 25% 30% 35% −4% −3% −2% −1% 0% 1% 2% 82% -0.03 Commercial Services Commercial Services 0.05% -0.13% Consumer Durables Consumer Durables 7% -0.40% .77% 0.04% 0.28% Consumer Non-Durables Consumer Non-Durables 5% .07% Consumer Services Consumer Services 0.47% Electronic Technology Electronic Technology -3.26% Finance Finance 44% 0.59% -0.17% Health Services Health Services .21% 0.05% 0.01% 0.27% Health Technology Health Technology 9.40% 0.46% 0.71% Retail Trade Retail Trade .08% 30.10% 1.93% 1.80% Technology Services Technology Services Portfolio Solactive US Large & Mid Cap Index Portfolio Solactive US Large & Mid Cap Index Daily Risk Control Allocation - Historical & Simulated* Equity Portfolio 25.06% 35.64% 37.84% 36.31% Cash 74.94% 64.36% 62.16% 63.69% Source: Solactive, EquBot, HSBC, Bloomberg, from 04/30/2004 to 31/08/2020. The graph and tables above set forth the hypotheti cal back-tested performance of the Index from April 30, 2004 through August 9, 2019 and actual index performance thereafter. See the risk factors and “Use of Simulated Returns” herein. Use of Simulated Returns Important Disclaimer Information The results obtained from “back-testing” information should not be considered indicative of actual results detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant referencing the AI Powered US Equity Index. You should not place undue reliance on the “back-testing” Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and consider the hypothetical information only with the full AI Powered US Equity Index methodology. contains market data from various sources other than us and our af;liates, and, accordingly, we make no web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related Solactive AG is the administrator and calculation agent of the AI Powered US Equity Index. The ;nancial toll-free 1-866-811-8049. sold by Solactive AG in any way and Solactive AG makes no express or implied representation, guarantee or Ⓒ 2020 HSBC USA Inc. All rights reserved. Risks Relating to the Index HSBC USA Inc. and HSBC Bank USA, N.A. (together, “HSBC”), are members of the HS BC Group. Any Powered US Equity Index and shall not have any liability for any errors or omissions with respect thereto. member of the HSBC Group may from time to time underwrite, make a market or otherwise buy and sell, Solactive AG reserves the right to change the methods of calculation or publication and Solactive AG shall as principal, structured investments, or together with their directors, of;cers and employers may have either not be liable for any miscalculation of or any incorrect, delayed or int errupted publication with respect to the long or short positions in the structured investments, or stocks, commodities or currencies to which the AI Powered US Equity Index. Solactive AG shall not be liable for any damages, including, without limitation, structured investments are linked, or may perform or seek to perform investment banking services for those any loss of pro;ts or business, or any special, incidental, punitive, indirect or consequential damages linked assets mentioned herein. These activities maybe in con;ict with the interests of investors of debt suffered or incurred as a result of the use (or inability to use) of the AI Powered US Equity Index. obligations or certi;cates of deposit issued by members of the HSBC Group. The Index may be partially uninvested. The strategy tracks the excess return of a notional dynamic basket of Any historical performance information included in this document prior to August 9, 2019 represents only equities and cash over a change in the ICE LIBOR USD 3 Month interest rate. The weight of a Cash hypothetical historical results. No representation is being made that the AI Powered US Equity Index will Investment (if any) for a Monthly Reference Portfolio at any given time represents the portion of the Monthly achieve a performance record similar to that shown. In fact, there may often be sharp differences between Reference Portfolio that is uninvested in the applic able equity basket at that time. As such, any allocation to hypothetical performance and actual performance. Back -testing and other statistical analysis material a Cash Investment within the Index, which also accrues at the ICE LIBOR USD 3 Month interest rate, will provided to you in connection with the explanations of the potential returns associated with an investment in not affect the level of the Index. The Index will re;ect no return for any uninvested porti on (i.e., any portion a debt obligation or certi;cate of deposit linked to the AI Powered US Equity Index use simulated analysis represented by a Cash Investment). Accordingly, to the extent that the Index is allocated to the Cash and hypothetical assumptions in order to illustrate the manner in which the AI Powered US Equity Index may Investment, it may not re;ect the full increase of any relevant equity component. Under certain have performed in periods prior to the actual existence of the AI Powered US Equity Index. Alternative circumstances, the Index may be 100% allocated to the Cash Investment. modelling techniques or assumptions may produce differ ent hypothetical information that might prove to be more appropriate and that might differ signi;cantly from the hypothetical information set forth above. This document is for informational purposes only and intended to provide a general overview of the AI The back-tested data was produced by applying the AI Powered US Equity Index methodology to historica l Powered US Equity Index and does not provide the terms of any speci;c issuance of stru ctured data, including information and sources available at each speci;c point of time in history. New information investments. The material presented does not constitute and should not be construed as a recommendation and sources were incorporated one timestep at a time and only information with validated time stamps was to enter into a securities or derivatives transaction. Prior to any decision to invest in a speci;c structured considered. investment, investors should carefully review the disclosure documents for such issuance which contains a information. that might be obtained from an investment or participation in a ;nancial instrument or transaction Investing in ;nancial instruments linked to the AI Powered US Equity Index is not equivalent to a direct information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that investment in any part of the AI Powered US Equity Index. Investments linked to the AI Powered US Equity the AI Powered US Equity Index will operate or would have operated in the past in a manner consistent with Index require investors to assess several characteristics and risk factors that may not be present in other the results presented in these materials. types of transactions. 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You may get these documents for free by visiting EDGAR on the SEC’s instruments that are based on the AI Powered US Equity Index are not sponsored, endorsed, promoted or offering will arrange to send you the prospectus and prospectus supplement if you request them by calling assurance with regard to: (a) the advisability in investing in the ;nancial instruments; (b) the quality, accuracy HSBC operates in various jurisdictions through its af;liates, including, but not limited to, HSBC Securities and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity (USA) Inc., member of NYSE, FINRA, and SIPC. from the use of the Index. Solactive AG does not guarantee the accuracy and/or the completeness of the AI -1.35% 0 -0.01% % 2. 1.17% 5.83% 5.51% 4.91% 13.14 13.7 14. % 8% 18.35% 2.3 3 2.6 4.67% 4.23% 2 11.24% 9 19.96%